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B. RILEY PRINCIPAL MERGER CORP. II

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In connection with the previously announced potential business combination (the “business combination”) between B. Riley Principal Merger Corp. II (the “Company”) and Eos Energy Storage LLC (“Eos”), on October 5, 2020, Eos issued a press release announcing an expansion of its partnership with Nayo Tropical Technology Ltd. A copy of the press release is filed herewith as soliciting material.

Eos Energy Storage Expands Battery Deployments in Nigeria

Nayo Tropical Technology Ltd. to receive zinc battery systems at four sites

EDISON, N.J.-- Eos Energy Storage LLC (“Eos”), a leading manufacturer of safe, low-cost and long-duration zinc battery storage systems, today announced an expansion of its partnership with Nayo Tropical Technology Ltd. (“Nayo”), a leading West African mini-grid engineering, procurement, and construction (“EPC”) company. Eos will deploy additional units of its signature Aurora EnergyBlock™ systems, rated at 125kW/500kWh, to four rural microgrid projects in Nigeria in the first quarter of 2021.

In July, Eos announced it had entered into an agreement with Nayo to bring safe, environmentally friendly, low-maintenance, easy-to-deploy energy storage to the African market for the use of residents and local businesses in rural locations. This new contract expands on the success of that program by combining solar photovoltaic generation and energy storage to provide reliable electricity to homes and businesses in remote Nigerian communities, in addition to reducing dependence on diesel generators.

A notable benefit of Eos’ microgrid battery energy storage system is that it can store renewable energy that can be released at a later time and under severe weather conditions, giving rural locations and remote environments a reliable solution for energy storage and generation. High temperatures can be a challenge for other battery technologies, as they require heating, ventilation, and air conditioning (“HVAC”) systems, which get overworked and fail frequently in hot climates. Eos’ batteries do not require HVAC and can operate reliably in hot places without it.

“Eos was quick to prove that its positively ingenious energy storage solutions are uniquely suited to harsh environments and rural deployments with our last deployment,” said Dr. Balki G. Iyer, Chief Commercial Officer of Eos. “We are proud to expand our partnership with Nayo with a follow up in the first quarter, and we look forward to serving the energy needs of additional communities in the future with Nayo as our partner.”

Eos’ clients, including utilities, EPC companies and storage integrators, benefit from additional features including simple installation, minimal auxiliary power requirements to run the system, the ability to power through grid outages, simple maintenance and long-term product life. Remote project sites can often be a challenge, as they can be far from a supply chain and labor pool, but the low maintenance requirements of the Eos battery make it a fitting solution despite these limitations.

“Eos’ technology fit our exact needs for energy storage,” said Okenwa Anayo Nas, Chief Executive Officer of Nayo. “As a follow up to the first storage project, we were quick to move forward with additional installations. With Eos batteries, our projects are delivering on their promise to bring energy to remote villages across Africa. We appreciate the low cost-per-kilowatt-hour and flexibility of Eos’ solution.”

Nayo has more than 25 new mini grids in its pipeline to deploy across West Africa, which Eos plans to support as the industry grows over the next two years.

About Nayo Tropical Technology Ltd.

Nayo Tropical Technology Ltd. (“Nayo”) is a leading West African mini-grid engineering, procurement, and construction company with a 20+ year project track record. Nayo specializes in R&D, manufacturing, marketing, and distribution of power system products and solutions. The company has offices at Abuja (HQ) -FCT – and branch offices in Lagos and Enugu state with an extensive network of local business partners at major cities around Nigeria. Nayo opened its US subsidiary (Nayo Tropical Technology LLC) in the State of Texas in 2016. The company has repositioned itself as a pioneer indigenous manufacturer and distributor of power solutions for domestic, industrial, and telecoms applications. https://www.nayotechnology.com

About Eos Energy Storage LLC

At Eos, we are on a mission to accelerate clean energy by deploying stationary storage solutions that can help deliver the reliable and cost-competitive power that the market expects in a safe and environmentally sustainable way. Eos has been pursuing this opportunity since 2008 when it was founded. Eos Energy Storage has 10+ years of experience in battery storage testing, development, deployment, and operation. The Eos Aurora® system integrates the Company’s aqueous, zinc battery technology (Znyth®) to provide a safe, scalable, and sustainable alternative to Lithium Ion. https://eosenergystorage.com

Contact

For Eos Energy Storage LLC

Investors	Media
Ed Yuen	Balki G. Iyer
ir@eosenergystorage.com	media@eosenergystorage.com